Exhibit 99.1

Radnor Net Sales Rise 38.4 Percent on Strong Volume and Price Growth

Radnor, PA.—(BUSINESS WIRE)—November 8, 2004

For the quarter ended September 24, 2004, Radnor Holdings Corporation today announced a 38.4 percent net sales increase to $120.3 million from $86.9 million primarily based on price increases and strong volume growth. 12.1 percent of this increase in net sales resulted from the operations acquired in November 2003.

“Our businesses continue to grow, as demonstrated by the broad-based sales growth and our ability to raise prices to cover escalating raw material and energy prices. Our performance reflects continued volume strength, as well as the impact of pricing actions and productivity gains that largely offset substantially higher raw material costs,” said Michael T. Kennedy, Radnor’s chairman and chief executive officer.

Gross margin was 15.2 percent compared with 19.5 percent last year due to the impact of higher raw material costs, partially offset by pricing improvement. Operating margin was 2.8 percent compared with 4.5 percent last year.

For the nine-month period, net sales of $324.7 million increased 29.7 percent from $250.4 million in the prior year. The Company had a net loss of $2.7 million through the first nine months of 2004 as compared with a net loss of $5.5 million in the prior year.

Business Segment Results

Foodservice Packaging

Third quarter net sales of $62.9 million increased 28.9 percent from $48.8 million last year, reflecting sound volume growth and increased prices on all product lines. The Company experienced volume increases in all product lines, led primarily by gains resulting from the November 2003 acquisition. In addition, the rollout of the Company’s proprietary cold drink cups is expected to contribute to earnings in the first quarter of 2005.

Gross profit of $10.5 million decreased 9.5 percent during the third quarter compared to $11.6 million last year. Gross margin was 16.7 percent compared with 23.8 percent last year primarily due to the lag between higher raw material costs and the timing of implemented price increases, combined with higher facility, training, personnel and other overhead costs related to the new product rollout and a $0.9 million increase in depreciation. A price increase on tableware products to further lessen the impact of higher resin costs will be effective in the fourth quarter.

For the nine-month period, net sales of $179.2 million rose 26.6 percent from $141.6 million. Gross profit was $36.5 million, an increase of 16.6 percent from $31.3 million last year. Through the first nine months of 2004, gross margin was 20.4 percent compared with 22.1 percent last year.

Specialty Chemicals

Third quarter net sales of $60.0 million rose 48.5 percent from $40.4 million last year driven by strong volume and pricing gains. Gross profit was $7.9 million, an increase of 49.1 percent compared with $5.3 million last year due primarily to the benefit of higher selling prices which were only partially offset by increased raw material costs. For the third quarter, gross margin was 13.2 percent compared with 13.1 percent last year.

For the nine-month period, net sales of $154.4 million rose 33.6 percent from $115.6 million. Gross profit of $21.5 million increased 50.3 percent from $14.3 million in the prior year. Through the first nine months of 2004, gross margin was 13.9 percent compared with 12.4 percent in 2003.

The Company has been successful in raising prices in this segment throughout the first nine months of 2004 and has continued to raise prices during the fourth quarter to further offset the unprecedented increase in raw material costs.

Cautionary Statements

This press release includes certain “forward-looking statements” such as “a price increase on tableware products to further lessen the impact of higher resin costs will be effective in the fourth quarter.” These statements are based on management’s current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials and changes in the regulatory environment. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K/A for the year ended December 26, 2003 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Securities and Exchange Commission.

Company Information

Radnor Holdings Corporation is a leading manufacturer and distributor of a broad line of disposable foodservice products in the United States and specialty chemical products worldwide. We operate 15 plants in North America and 3 in Europe and distribute our foodservice products from 10 distribution centers throughout the United States. For more information about Radnor, visit the company’s web site at www.radnorholdings.com.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	For the three months ended		For the nine months ended
	September 24, 2004	September 26, 2003	September 24, 2004	September 26, 2003
Net sales	$120,274	$86,929	$324,679	$250,417

Cost of goods sold	101,960	70,010	266,745	204,886

Gross profit	18,314	16,919	57,934	45,531

Operating expenses:
Distribution	7,423	6,227	21,106	17,099
Selling, general and administrative	7,532	6,839	24,299	21,737
Other expenses	—	—	—	1,838

Income from operations	3,359	3,853	12,529	4,857

Interest, net	6,571	5,089	18,602	15,583
Income from unconsolidated affiliates	(150)	(792)	(460)	(2,304)
Other, net	127	15	484	429
Minority interest in operations of consolidated subsidiary	(842)	—	(2,454)	—

Loss before income taxes	(2,347)	(459)	(3,643)	(8,851)

Provision (benefit) for income taxes:
Current	162	125	1,281	396
Deferred	(1,039)	(299)	(2,251)	(3,759)

	(877)	(174)	(970)	(3,363)

Net loss	$(1,470)	$(285)	$(2,673)	$(5,488)

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 24, 2004	December 26, 2003
Assets
Current assets:
Cash	$2,580	$6,896
Accounts receivable, net	58,156	41,441
Inventories, net	68,311	52,202
Prepaid expenses and other	10,017	10,186
Deferred tax asset	2,181	2,889

	141,245	113,614

Property, plant and equipment, at cost	305,977	290,795
Less accumulated depreciation	(105,104)	(92,142)

	200,873	198,653

Investments	66,013	66,606
Intangible assets	7,432	5,790
Other assets	20,433	10,811

	$435,996	$395,474

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$63,087	$45,993
Accrued liabilities	20,014	26,913
Current portion of long-term debt	6,729	13,626
Current portion of capitalized lease obligations	2,316	2,324

	92,146	88,856

Long-term debt, net of current portion	284,543	237,478
Capitalized lease obligations, net of current portion	4,189	6,038
Deferred tax liability	1,074	3,552
Other non-current liabilities	3,502	3,608
Minority interest in consolidated subsidiary	46,479	48,934

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	19,387	19,387
Retained deficit	(17,940)	(15,267)
Cumulative translation adjustment	2,615	2,887

Total stockholders’ equity	4,063	7,008

	$435,996	$395,474

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the nine months ended
	September 24, 2004	September 26, 2003
Cash flows from operating activities:
Net loss	$(2,673)	$(5,488)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,403	13,341
Deferred income taxes	(2,251)	(3,759)
Income from unconsolidated affiliates	(460)	(2,304)
Minority interest in operations of consolidated subsidiary	(2,454)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(16,622)	(3,257)
Inventories	(16,128)	(958)
Prepaid expenses and other	(1,373)	(3,726)
Accounts payable	17,010	6,238
Accrued liabilities and other	(6,708)	(4,302)

Net cash used in operating activities	(16,256)	(4,215)

Cash flows from investing activities:
Capital expenditures	(16,471)	(9,329)
Distributions from unconsolidated affiliates	3,144	4,241
Investments in unconsolidated affiliates	(2,091)	(4,123)
Increase in other assets	(6,430)	(1,607)

Net cash used in investing activities	(21,848)	(10,818)

Cash flows from financing activities:
Proceeds from borrowings	89,877	199,054
Repayment of debt	(49,689)	(179,400)
Payments on capitalized lease obligations	(1,857)	(713)
Payment of financing fees	(4,530)	(5,210)

Net cash provided by financing activities	33,801	13,731

Effect of exchange rate changes on cash	(13)	(861)

Net decrease in cash	(4,316)	(2,163)

Cash, beginning of period	6,896	4,059

Cash, end of period	$2,580	$1,896

Supplemental disclosure of cash flows information:
Cash paid during the period for interest	$19,941	$15,397

Cash paid during the period for income taxes	$115	$1,055

CONTACT:

Radnor Holdings Corporation

Peri Higgins (Investor Relations), 610-341-9600

PeriHiggins@RadnorHoldings.com

or

R. Radcliffe Hastings (Executive Vice President - Treasurer), 610-341-9600